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                                                                     Exhibit  23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Autotote Corporation:

     We consent to the incorporation by reference in the registration statements (No's 33-82612, 33-464594, 33-27737 and 333-05811) on Form S-8 of Autotote
Corporation of our report dated December 5, 1996, except for Notes 7 and 21 which are as of January 29, 1997, with respect to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and financial statement schedule for each of the years in the three year period ended October 31, 1996, which report appears in the Form 10-K of Autotote Corporation for the year ended October 31, 1996.


KPMG Peat Marwick LLP

New York, New York
January 29, 1997